THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN DOUBT AS TO HOW TO RESPOND TO THE REVISED OFFER, YOU SHOULD CONSULT WITH YOUR INVESTMENT DEALER, STOCKBROKER, LAWYER OR OTHER PROFESSIONAL ADVISOR.

                                   [GRAPHIC]

                            NOTICE OF CHANGE TO THE
                              DIRECTORS' CIRCULAR
                            RECOMMENDING ACCEPTANCE
                            OF THE REVISED OFFER BY
                                 CGI GROUP INC.
                             DATED JANUARY 1, 2003
                TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES
                                       OF
                                 COGNICASE INC.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS ACCEPT THE REVISED OFFER
            AND DEPOSIT THEIR COMMON SHARES UNDER THE REVISED OFFER.

                                JANUARY 2, 2003

                       NOTICE TO NON-CANADIAN RESIDENTS:

 THIS TENDER OFFER IS MADE FOR SECURITIES OF A CANADIAN ISSUER, AND WHILE THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS IN CANADA, SHAREHOLDERS SHOULD BE AWARE THAT THESE REQUIREMENTS ARE DIFFERENT FROM THOSE OF THE UNITED STATES AND OTHER NON-CANADIAN JURISDICTIONS. FINANCIAL STATEMENTS INCLUDED HEREIN, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND THUS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

 THE ENFORCEMENT BY SHAREHOLDERS OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL SECURITIES LAWS, OR UNDER OTHER NON-CANADIAN LAWS, MAY BE AFFECTED ADVERSELY BY THE FACT THAT THE ISSUER IS LOCATED IN CANADA, AND THAT SOME OR ALL OF ITS DIRECTORS AND OFFICERS ARE CANADIAN RESIDENTS.

THIS NOTICE OF CHANGE MODIFIES THE DIRECTORS' CIRCULAR DATED DECEMBER 19, 2002 ISSUED BY THE BOARD OF DIRECTORS OF COGNICASE INC. WITH RESPECT TO THE OFFER DATED DECEMBER 6, 2002 MADE BY CGI GROUP INC. AS AMENDED AND VARIED ON DECEMBER 16, 2002 AND DECEMBER 18, 2002. THIS NOTICE OF CHANGE IS ISSUED WITH RESPECT TO THE REVISED OFFER DATED JANUARY 1, 2003 MADE BY CGI GROUP INC. AND SHOULD BE READ IN CONJUNCTION WITH THE DIRECTORS' CIRCULAR.

                               TABLE OF CONTENTS

                                            PAGE
                                          --------
DIRECTORS' CIRCULAR.....................         1

DIRECTORS' RECOMMENDATION...............         1

REASONS FOR THE RECOMMENDATION..........         1

BACKGROUND TO THE REVISED OFFER AND
  RESPONSE OF COGNICASE.................         2

SUPPORT AGREEMENT.......................         3

INTENTION OF DIRECTORS, SENIOR OFFICERS
  AND CERTAIN SHAREHOLDERS..............         4

                                            PAGE
                                          --------

OTHER INFORMATION.......................         4

FORWARD-LOOKING STATEMENTS..............         5

CURRENCY................................         5

STATUTORY RIGHTS........................         5

APPROVAL OF DIRECTORS...................         5

CONSENT OF BMO NESBITT BURNS INC........         6

CERTIFICATE.............................         7

APPENDIX A -- OPINION OF
  BMO NESBITT BURNS INC.................       A-1

                              DIRECTORS' CIRCULAR

    This Notice of Change (the "Notice of Change") modifies the Directors' Circular (the "Directors' Circular") dated December 19, 2002 issued by the board of directors (the "Board" or the "Directors") of COGNICASE Inc. ("COGNICASE" or the "Corporation") in connection with the offer (the "Original Offer") made on December 6, 2002 by CGI Group Inc. ("CGI"), as amended and varied on
December 16, 2002 and December 18, 2002, and should be read in conjuction with the Directors' Circular. This Notice of Change is issued by the Board in connection with the revised offer of CGI (the "Revised Offer") to purchase all of the outstanding common shares (the "Common Shares") of the Corporation for an increased consideration of $4.50 cash or 0.6311 Class A Subordinate Shares of CGI (using a price of $7.13 per Class A Subordinate Share) for each Common Share, or a combination thereof, subject to a maximum cash consideration and a maximum share consideration representing, respectively, on any take-up date, amounts equal to a value of 56% and 44% of the aggregate price payable under the Revised Offer on such take-up date, the whole upon the terms and conditions set forth in the Notice of Change and Variation relating to the Revised Offer (the "Notice of Variation") dated January 1, 2003. The expiry time of the Revised Offer is midnight (Montreal time) on January 13, 2003, unless the Revised Offer is withdrawn or extended (the "Expiry Time"). Information herein relating to CGI and the Revised Offer has been derived from the Notice of Variation. The Board does not assume any responsibility for the accuracy or completeness of such information.

                           DIRECTORS' RECOMMENDATION

     THE BOARD HAS CONCLUDED THAT THE CONSIDERATION PROVIDED BY THE REVISED OFFER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE SHAREHOLDERS OF COGNICASE. THE BOARD RECOMMENDS THAT SHAREHOLDERS ACCEPT THE REVISED OFFER AND DEPOSIT THEIR COMMON SHARES UNDER THE REVISED OFFER. SHAREHOLDERS ARE URGED TO REVIEW CAREFULLY THE FACTORS CONSIDERED BY THE BOARD.

                         REASONS FOR THE RECOMMENDATION

    The Board has reviewed and carefully considered the Revised Offer and has received the benefit of advice from the legal advisor to COGNICASE and the financial and legal advisors to its special committee of independent Directors (the "Special Committee"). It has concluded that the consideration provided by the Revised Offer is fair, from a financial point of view, to the shareholders of COGNICASE. The Board recommends that shareholders ACCEPT the Revised Offer and DEPOSIT their Common Shares under the Revised Offer. Shareholders are urged to consider carefully the following factors considered by the Board:

PREMIUM TO PRE-ANNOUNCEMENT TRADING PRICE AND HIGHER PORTION OF THE
  CONSIDERATION IS PAYABLE IN CASH

    The consideration per Common Share pursuant to the Original Offer has been increased pursuant to the Revised Offer from $4.25 to $4.50 and from 0.5484 to
0.6311 Class A Subordinate Shares of CGI. The share consideration ratio is based on the 10-day volume weighted average closing price of CGI Class A Subordinate Shares on the Toronto Stock Exchange (the "TSX") ending December 30, 2002. Furthermore, the maximum cash consideration under the Original Offer has been increased from 50% to 56% under the Revised Offer.

    The Revised Offer represents a 32.4% premium over the closing price of the Common Shares on the TSX on the day prior to the announcement of the Original Offer on December 6, 2002 and a 48% and 59% premium over the 20-day and 90-day volume weighted average closing price of the Common Shares on the TSX, respectively, on such date.

REVISED OFFER IS LESS CONDITIONAL

    The number of conditions attached to the Original Offer has been reduced from 16 in the Original Offer to nine in the Revised Offer. Furthermore, some of the remaining conditions have been modified, to the extent possible, to eliminate any discretionary elements and to include objective criteria. The remaining conditions are customary in the context of negotiated transactions.

OPINION OF FINANCIAL ADVISORS

    BMO Nesbitt Burns Inc. ("BMO Nesbitt Burns") has delivered a written opinion to the Board concluding that, subject to the assumptions and limitations contained therein, it is its opinion that on January 1, 2003, the consideration provided by the Revised Offer is fair, from a financial point of view, to shareholders of COGNICASE. The Special Committee has reviewed and unanimously concurs with this opinion.

THE REVISED OFFER IS THE BEST ALTERNATIVE AVAILABLE TO SHAREHOLDERS

    Following the announcement of the Original Offer, the Board has been aggressively pursuing, with its legal and financial advisors, alternatives to the Original Offer in order to maximize value for COGNICASE's shareholders. COGNICASE has been contacted by and has made contact with a number of parties who have expressed an interest in pursuing alternative transactions. COGNICASE has entered into confidentiality and standstill agreements with interested parties and had discussions in order to bring forward additional value maximizing alternative offers. Certain of such interested parties have examined confidential financial, operating and other relevant information in data rooms set up for such purpose. The Board has also considered a variety of strategic alternatives in response to the Original Offer. However, the Board has concluded that the Revised Offer is the best alternative currently available to shareholders of COGNICASE.

SUPERIOR ACQUISITION PROPOSAL PERMITTED

    The terms of the support agreement entered into with CGI on January 1, 2003 (the "Support Agreement") do not prohibit or restrict the Board from fulfilling its fiduciary duties by permitting the Board to approve or recommend a Superior Proposal (as defined under "Support Agreement"), provided that after a three business days' notice is given to CGI, CGI declines to increase the consideration offered pursuant to the Revised Offer to an amount that is at least equal to that offered under such Superior Proposal and that a termination fee of $0.09 per Common Share subject to the Revised Offer (or 2% of the cash consideration under the Revised Offer) is paid by COGNICASE to CGI.

           BACKGROUND TO THE REVISED OFFER AND RESPONSE OF COGNICASE

    On December 23, 2002, the Special Committee met with its legal and financial advisors and the legal advisor of COGNICASE to determine the conditions in relation to CGI's inquiry of December 17, 2002 as to the contents of the data room, the timing and the other conditions of its access thereto. On the same date, CGI filed a complaint with the COMMISSION DES VALEURS MOBILIERES DU QUEBEC and the Ontario Securities Commission requesting that these two commissions block the Shareholder Rights Plan adopted by the Board on December 19, 2002 (the "Rights Plan").

    On December 26, 2002, the legal advisor to CGI contacted the legal advisor to the Special Committee to organize a meeting between the Chairman of the Board and Chief Executive Officer of CGI and the Chairman of the Special Committee and their respective legal and financial advisors.

    On December 27, 2002, Mr. J.V. Raymond Cyr, the Chairman of the Special Committee, and Mr. Serge Godin, Chairman of the Board and Chief Executive Officer of CGI, met with their respective financial and legal advisors with a view to discussing the parameters of a proposed revised offer of CGI.

    From December 28 to December 30, 2002, negotiation of the financial terms and conditions of the proposed revised offer of CGI as well as the terms and conditions of the support agreement proceeded between the parties and their advisors.

    On December 30, 2002, the Special Committee met with its financial and legal advisors to discuss the merits of the proposed revised offer of CGI and to receive both the preliminary views of its financial advisor on the fairness of the proposed revised offer and a report as to the status of discussions with third parties potentially interested in pursuing an alternative transaction with COGNICASE. The Special Committee was also briefed by its legal advisor on the terms and conditions of the draft support agreement between CGI and COGNICASE. After deliberations amongst members, the Special Committee resolved to submit to the Board for discussion the proposed revised offer of CGI.

    On December 31, 2002, a meeting of the Board was held at which the proposed revised offer by CGI to acquire all of the Common Shares by way of a take-over bid was thoroughly reviewed and discussed. BMO Nesbitt Burns, the financial advisor to the Special Committee, presented to the Board its methodology, industry comparatives and other relevant analysis in its evaluation of the proposed revised offer. At the meeting, representatives of Ogilvy Renault, counsel to COGNICASE, and Fasken Martineau DuMoulin LLP, counsel to the Special Committee, reviewed in detail with the Board the nature and status of the documentation being negotiated with CGI. The Board then decided to adjourn the meeting to allow the legal and financial advisors to the Special Committee to further negotiate the proposed revised offer by CGI.

    On the same day, the legal and financial advisors to the Special Committee further negotiated with CGI's advisors the financial terms and conditions of the proposed revised offer by CGI. The modifications made by CGI to its proposed revised offer was received favourably by the Chairman of the Special Committee later that day and he decided to reconvene the Board.

    On January 1, 2003, the Board reconvened. The Chairman of the Special Committee explained the latest changes to the proposed revised offer by CGI. BMO Nesbitt Burns then provided the Board with its opinion that, based upon and subject to the assumptions and limitations set forth in the opinion letter, as of January 1, 2003, the consideration provided by the Revised Offer is fair, from a financial point of view, to the shareholders of COGNICASE. A copy of BMO Nesbitt Burns' opinion is included as Appendix "A" to this Notice of Change. The Special Committee then unanimously concluded that the Board should recommend to shareholders to accept the Revised Offer and deposit their Common Shares under the Revised Offer. Subject to the satisfactory completion of all documentation, the Board approved the entering into by COGNICASE of the Support Agreement and agreed to recommend that shareholders accept the Revised Offer and deposit their Common Shares under the Revised Offer. A summary of the Support Agreement is set forth below.

    At the meeting, the Board also resolved to waive the application of the Rights Plan in respect of the Revised Offer and in respect of any other take-over bid or other acquisition of voting shares other than pursuant to a take-over bid. The Board also determined that a Change of Control, within the meaning of COGNICASE's stock option plan, had occurred and that any unexercisable options then outstanding have become fully exercisable and may be exercised at any time until the Expiry Time and that as at the Expiry Time, any option not exercised by an option holder prior to such time should expire. Finally, the Board authorized COGNICASE, if deemed advisable, to accelerate the payment schedule or exercise any available rights such that purchase price balances which remain to be paid by COGNICASE by the issuance of Common Shares become immediately due and payable in the context of the transaction contemplated by the Revised Offer. Mr. Michel Lozeau, a senior officer of National Bank of Canada ("National Bank"), declared his interest in the matter and refrained from participating in the meeting. Mr. Ronald Brisebois refrained from voting on the matter.

    On January 2, 2003, a joint press release was issued by COGNICASE and CGI announcing that CGI would be making the Revised Offer and that COGNICASE had agreed to support the Revised Offer.

                               SUPPORT AGREEMENT

    On January 1, 2003, COGNICASE and CGI entered into the Support Agreement pursuant to which CGI agreed to make, in accordance with the conditions set out therein, the Revised Offer to acquire all of the Common Shares. In turn COGNICASE agreed that its Board would recommend that its shareholders accept the Revised Offer.

    In the Support Agreement, each of COGNICASE and CGI has agreed to cooperate with each other in its efforts to successfully complete the Revised Offer. COGNICASE and CGI have also agreed to operate their businesses in the ordinary course, subject to certain limited exceptions. COGNICASE has also agreed not to solicit or engage in any further discussions relating to a Competing Proposal (as defined below) or provide any information with respect to COGNICASE provided that COGNICASE shall be entitled, if it determines in good faith that a failure to do so would be inconsistent with the Board's fiduciary obligations under applicable law, to supply information to a third party with whom COGNICASE deals at arm's length in response to an unsolicited proposal which could reasonably be expected to result in a Superior Proposal (as defined below). COGNICASE has also agreed to pay to CGI a "break-up fee" equal to $0.09 per Common Share subject to the Revised Offer in certain circumstances, including if the Board adversely modifies or withdraws its recommendation that the shareholders of COGNICASE accept the Revised Offer.

    The Board may withdraw, modify or change its recommendation with respect to the Revised Offer (and may terminate its obligations under the Support Agreement, subject to the payment of the "break-up fee" referred to above) in response to a Superior Proposal. However, COGNICASE has agreed not to enter into any agreement regarding a Superior Proposal (and not to withdraw or otherwise change its recommendation to support the Revised Offer) unless it has, among other things, provided CGI with an opportunity to amend the Revised Offer, within three business days prior to the proposed date of execution of the proposed agreement, to increase the consideration to be received by the shareholders of COGNICASE thereunder to an amount at least equal to the consideration offered under the proposed agreement.

    Pursuant to the Support Agreement, CGI has agreed not to amend, modify or change the Revised Offer without the prior written consent of COGNICASE, other than to increase the consideration under the Revised Offer, waive any conditions to the Revised Offer, extend the Expiry Time until a date or dates not later than February 3, 2003 or comply with legal obligations of CGI with respect to any amendment, modification or change of the Revised Offer.

    The Support Agreement may be terminated in certain circumstances, including if any of the conditions of the Revised Offer have not been satisfied or waived by CGI at the Expiry Time.

    For the purposes of the Support Agreement:

    "Competing Proposal" means (i) the possible acquisition of, or business combination with, COGNICASE or any of its subsidiaries (whether by way of amalgamation, arrangement, consolidation, take-over bid, purchase of shares, purchase of assets, or otherwise), other than transactions between COGNICASE and one or more of its wholly-owned subsidiaries or between one or more of COGNICASE's wholly-owned subsidiaries; (ii) the possible acquisition of any material portion of its securities or assets or those of any of its subsidiaries, other than transactions between COGNICASE and one or more of its wholly-owned subsidiaries or between one or more of COGNICASE's wholly-owned subsidiaries; or (iii) any take-over bid, stock exchange take-over bid or other purchase or acquisition of equity securities that, if consummated, would result in any person beneficially owning 10% or more of any class of securities of COGNICASE; and

    "Superior Proposal" means any BONA FIDE written Competing Proposal from a third party with whom COGNICASE deals at arm's length (as such term is interpreted for purposes of the INCOME TAX ACT (Canada)) that has the following characteristics: (i) is a proposal to acquire, directly or indirectly, (x) not less than 50% of the outstanding Common Shares, or (y) all or substantially all of the assets and liabilities of COGNICASE or its subsidiaries; (ii) the Board shall have determined in good faith (after receiving an opinion of BMO Nesbitt Burns) that such proposal provides consideration, on a cash equivalent basis, to holders of Common Shares that is in excess of the consideration provided by the Revised Offer (after taking into account any amendments to the Revised Offer made by CGI) to holders of Common Shares; and (iii) the transactions envisioned by such proposal, in the good faith judgment of the Board, are readily financeable and are reasonably likely to be consummated without unreasonable delay compared to the Revised Offer.

        INTENTION OF DIRECTORS, SENIOR OFFICERS AND CERTAIN SHAREHOLDERS

    The Board has made reasonable inquiries of each Director and senior officer of COGNICASE, their respective associates, any person or company holding more than 10% of any class of equity securities of COGNICASE and any person or company acting jointly or in concert with COGNICASE. The following Directors and senior officers of COGNICASE, together with their respective associates, have indicated their intention to accept the Revised Offer and deposit their respective Common Shares to the Revised Offer: J.V. Raymond Cyr,
Andre Duquenne, Monique Lefebvre, Michelle Courchesne and Andre Trudeau.

    As described in the Directors' Circular, COGNICASE's largest shareholder, National Bank, signed a Lock-Up Agreement with CGI pursuant to which National Bank has agreed, subject to the terms and conditions of the Lock-Up Agreement, to deposit an aggregate of 9,450,187 Common Shares beneficially owned, directly or indirectly, by National Bank pursuant to the Revised Offer.

                               OTHER INFORMATION

OTHER RIGHTS

    This Notice of Change amends the section in the Directors' Circular entitled "Other Information -- Other Rights" by removing the second and third paragraphs and replacing them with the following:

    "Under the terms of acquisitions that represent an aggregate purchase price balance of up to approximately $23.6 million, the payment schedule is accelerated (or the exchange rights of the Vendor are vested, as the case may be) in the context of certain transactions such as that contemplated by the Revised Offer. In such cases, the

Corporation is required to issue all of the unissued Payment Shares (or pay all or a portion of the applicable purchase price balance in cash, as the case may
be) if and when the Corporation determines, acting reasonably, that the proposed transaction will be completed in accordance with its terms (or upon request by the Vendor, as the case may be). In certain instances, additional Payment Shares may become issuable in satisfaction of an early exchange premium.

    The terms of the other acquisitions, which represent an aggregate purchase price balance of up to approximately $25.7 million (i.e. $19.3 million plus US$4.1 million), do not include an acceleration or early exchange or prepayment right, either at the option of the Corporation or the Vendor."

OTHER INFORMATION

    Except as disclosed in this Notice of Change and in the Directors' Circular, there is no information that is known to the Directors and senior officers that would reasonably be expected to affect the decision of the holders of Common Shares (or securities convertible into Common Shares) to accept or reject the Revised Offer.

                           FORWARD-LOOKING STATEMENTS

    Statements in this Notice of Change and in the Directors' Circular about the Corporation's future results, levels of activity, performance, goals or achievements or other future events may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in our forward-looking statements. These include, but are not limited to, the Corporation's ability to (i) successfully develop additional products and services and new applications for its existing products and services and otherwise respond to rapid changes in technology,
(ii) successfully compete in its industry for customers and developers and other personnel with expertise in information technology, (iii) successfully identify and consummate acquisitions on favourable terms and integrate acquired businesses, (iv) successfully manage its growth and changing business, and
(v) obtain contracts under its IS/IT and Preferred Supplier Agreement with National Bank.

    In some cases, you can identify forward-looking statements by the use of words such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "seeks", "strategy", "potential" or "continue" or the negative or other variations of these words, or other comparable words or phrases.

    Although COGNICASE believes that the expectations reflected in any forward-looking statements are reasonable, the Corporation cannot guarantee future results, levels of activity, performance or achievements or other future events. The Corporation is under no duty to update any forward-looking statements after the date of this Notice of Change, other than as required by law. You should not place undue reliance on forward-looking statements.

                                    CURRENCY

    All currency amounts expressed in this Notice of Change are in Canadian dollars unless otherwise indicated.

                                STATUTORY RIGHTS

    Securities legislation in certain of the provinces and territories of Canada provides holders of Common Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the holders of Common Shares. However, such rights must be exercised within prescribed time limits. Holders of Common Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

                             APPROVAL OF DIRECTORS

    The contents of this Notice of Change have been approved and the delivery thereof has been authorized by the Board.

                       CONSENT OF BMO NESBITT BURNS INC.

    To: The Board of Directors of COGNICASE

    We hereby consent to the inclusion of our opinion dated January 1, 2003 in the Notice of Change to the Directors' Circular of COGNICASE Inc. dated
January 2, 2003 with respect to the revised offer dated January 1, 2003 by CGI Group Inc. to purchase all of the outstanding common shares of COGNICASE Inc. and to the references to such opinion in the Notice of Change to the Directors' Circular.

Montreal, Canada                                        (Signed) BMO NESBITT BURNS INC.
January 2, 2003

                                  CERTIFICATE

    DATED: January 2, 2003

    The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Revised Offer within the meaning of the SECURITIES ACT (Quebec).

                      On behalf of the Board of Directors

           (Signed) J.V. RAYMOND CYR                         (Signed) ANDRE DUQUENNE
                   Director                                         Director

                                  APPENDIX A -
                       OPINION OF BMO NESBITT BURNS INC.

                                   [GRAPHIC]

January 1, 2003

The Board of Directors
Cognicase Inc.
111 Duke Street
Montreal, Quebec
H3C 2M1

Attention: J.V. Raymond Cyr, Chairman
         Special Committee of the Board of Directors

To the Board of Directors:

We understand that CGI Group Inc. ("CGI") has revised its offer to purchase all of the outstanding common shares of Cognicase Inc. ("Cognicase"), including common shares which may become outstanding after the date of the offer upon the exercise of outstanding options and other securities, instruments and rights convertible or exchangeable into common shares of Cognicase (the "Revised CGI Offer"). The consideration offered under the Revised CGI Offer is $4.50 in cash or 0.6311 Class A Subordinate Shares of CGI or any combination thereof, subject to the maximum aggregate cash consideration of 56 percent and maximum aggregate share consideration of 44 percent and corresponding pro-ration, for each common share of Cognicase (the "Consideration"). The terms and conditions of, and other matters relating to, the Revised CGI Offer are set forth in the offer and take-over bid circular of CGI dated December 6, 2002 and notices of change and variation dated December 16, 2002, December 18, 2002 and January 1, 2003 (collectively, the "Take-Over Bid Circular").

BMO Nesbitt Burns Inc. (together with its affiliates, "BMO Nesbitt Burns") has been engaged to provide financial advice to the Board of Directors of Cognicase and its Special Committee, including providing our opinion (the "Opinion") as to the fairness, from a financial point of view, of the Consideration provided by the Revised CGI Offer to the shareholders of Cognicase.

CREDENTIALS OF BMO NESBITT BURNS

BMO Nesbitt Burns is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of BMO Nesbitt Burns and the form and content have been approved for release by a committee of its investment banking professionals, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

RELATIONSHIP WITH INTERESTED PARTIES

Neither BMO Nesbitt Burns nor any of its affiliates is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of Cognicase or CGI or any of their respective associates or affiliates. BMO Nesbitt Burns has not been engaged to provide any financial advisory services nor has it participated in any financing involving Cognicase or CGI or any of their respective associates or affiliates within the past two years except that BMO Nesbitt Burns was a member of an underwriting syndicate in respect of an equity financing undertaken by CGI in December 2001 and Bank of Montreal is currently a participant in a credit facility with CGI. BMO Nesbitt Burns has from time to time pursued mandates for financial, advisory and investment banking services for CGI and may, in the future, in the ordinary course of its business, perform such services for CGI or any of its associates or affiliates.

BMO Nesbitt Burns acts as a trader and dealer, both as principal and agent, in all major Canadian financial markets and as such has had, and may have, positions in the securities of CGI and from time to time, has executed or may execute transactions on behalf of CGI for which it received or may receive compensation. In addition, as an investment dealer, BMO Nesbitt Burns conducts research on securities and may, in the ordinary course of its business, be expected to provide research reports and investment advice to its clients on issuers and investment matters, including with respect to CGI and its securities or the Revised CGI Offer.

BMO Nesbitt Burns has been engaged as financial advisor to the Special Committee and will be paid fees for its services, including fees that are contingent on certain events. In addition, BMO Nesbitt Burns will be reimbursed for its reasonable out-of-pocket expenses and is indemnified by Cognicase in certain circumstances.

SCOPE OF REVIEW

    In connection with rendering our Opinion, we have reviewed and relied upon, or carried out, among other things, the following:

    (i) the Take-Over Bid Circular;

    (ii) the Cognicase Directors' Circular, dated December 19, 2002 and the most recent draft, dated December 31, 2002, of the notice of change of such Cognicase Directors' Circular;

   (iii) the most recent draft, dated January 1, 2003, of the support agreement to be entered into by Cognicase and CGI;

    (iv) the annual reports to shareholders of Cognicase for the fiscal years ended September 30, 1999, 2000 and 2001;

    (v) Cognicase's proxy circulars and annual information forms for the fiscal years ended September 30, 1999, 2000 and 2001;

    (vi) the unaudited interim reports of Cognicase for the first, second, third and fourth quarters of fiscal 2002;

   (vii) Cognicase's internal budget for fiscal 2003;

  (viii) published information and analysis prepared by various research analysts regarding Cognicase and CGI;

    (ix) certain other internal information prepared and provided to us by Cognicase's management, concerning the business, assets, liabilities and prospects of Cognicase;

    (x) discussions with various members of senior management of Cognicase concerning Cognicase's current business operations, financial condition, and prospects, and potential alternatives to the Revised CGI Offer;

    (xi) the audited financial statements of CGI for the fiscal years ended September 30, 2000, 2001 and 2002;

   (xii) the annual reports to shareholders of CGI, CGI's proxy circulars and annual information forms for the fiscal years ended September 30, 1999, 2000, 2001, and the audited annual financial statements for the fiscal year ended September 30, 2002;

  (xiii) the unaudited interim reports of CGI for the first, second, third and fourth quarters of fiscal 2002 and other public disclosure documents of CGI;

   (xiv) public information and analysis on other companies, including data relating to public market trading levels and implied multiples for comparable public companies and comparable transactions;

   (xv) a letter of representation as to certain factual matters, addressed to us and dated the date hereof, provided by senior officers of Cognicase; and

   (xvi) such other information, analysis and discussions (including discussions with CGI and with third parties) as we considered necessary or appropriate in the circumstances.

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BMO Nesbitt Burns has not, to the best of its knowledge, been denied access by
Cognicase to any information requested by BMO Nesbitt Burns.

ASSUMPTIONS AND LIMITATIONS

We have not been asked to prepare and have not prepared a valuation of Cognicase, CGI or any of their respective material assets and our Opinion should not be construed as such.

With the permission of the Special Committee, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, including the Revised CGI Offer, or provided to us by Cognicase and its advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the completeness or accuracy of any such information, data, advice, opinions and representations. Senior management has represented to us, in a certificate delivered as at the date hereof, among other things, that the information, opinions and other materials (the "Information") provided to us by or on behalf of Cognicase are complete and accurate at the date the Information was provided to us and that since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Cognicase or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have, or which would reasonably be expected to have, a material effect on the Opinion.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Cognicase as they are reflected in the Information and as they were represented to us in our discussions with management of Cognicase. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Revised CGI Offer.

Our Opinion has been provided to the Board of Directors for its use only and may not be relied upon by any other person without the prior written consent of BMO Nesbitt Burns. Our Opinion is given as of the date hereof and BMO Nesbitt Burns disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of BMO Nesbitt Burns after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting our Opinion after the date hereof, BMO Nesbitt Burns reserves the right to change, modify or withdraw the Opinion.

CONCLUSION

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Consideration provided by the Revised CGI Offer is fair, from a financial point of view, to the shareholders of Cognicase.

Yours truly,

(SIGNED) BMO NESBITT BURNS INC.

BMO NESBITT BURNS INC.

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            ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE
              INFORMATION IN THIS DOCUMENT SHOULD BE DIRECTED TO:

                                 COGNICASE INC.
                           111 Duke Street, 9th Floor
                            Montreal, Quebec H3C 2M1
                               Vincent W. Salvati
              Executive Vice-President and Chief Financial Officer
                           Telephone: (514) 228-8996
                           Telecopier: (514) 228-8955
                                      or:
                                  Benoit Dube
                            Executive Vice-President
                  Chief Legal Officer and Corporate Secretary
                           Telephone: (514) 228-8998
                           Telecopier: (514) 228-8955

                             BMO NESBITT BURNS INC.
                        1501 McGill College, Suite 3200
                            Montreal, Quebec H3A 3M8
                                Mathieu L'Allier
                                 Vice-President
                           Telephone: (514) 286-3594
                           Telecopier: (514) 286-7276

                                                               Printed in Canada